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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number  000-21567

                          QUEST EDUCATION CORPORATION
             (Exact name of registrant as specified in its charter)

                   1400 Hembree Road, Roswell, Georgia 30076
                                 (770) 510-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
           (including the associated preferred share purchase rights)
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)      [ ]
               Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)       [ ]
               Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)      [ ]
               Rule 12g-4(a)(2)(ii)   [ ]
               Rule 12h-3(b)(1)(i)    [X]        Rule 15d-6                [ ]

  Approximate number of holders of record as of the certification or notice date: 1
        -

  Pursuant to the requirements of the Securities Exchange Act of 1934, Quest Education Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   DATE:    August 1, 2000          BY:   /s/ Gary D. Kerber
            --------------                ------------------
                                          Gary D. Kerber
                                          President and Chief Executive Officer